Exhibit 3.2

FIRST AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS

OF

XEROX HOLDINGS CORPORATION

(Effective as of February 17, 2022)

1.

The Amended and Restated Bylaws (the “Bylaws”) of Xerox Holdings Corporation, a New York corporation, are hereby amended by amending and restating Article 1, Section 2 of the Bylaws in its entirety to read as follows:

“Section 2. Special Meetings

(a)

Unless otherwise required by statute or by the Certificate of Incorporation, special meetings of shareholders (“Special Meetings”), for any purpose or purposes, may be called by either (i) the Board of Directors or (ii) in accordance with Section 2(b), the Secretary. At a Special Meeting, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto).

(b)

Subject to the provisions of this Section 2(b) and all other applicable sections of these By-Laws, a Special Meeting shall be called by the Secretary upon written request (a “Special Meeting Request”) of one or more record holders of shares of voting stock of the Company representing not less than twenty percent (20%) of the Company’s issued and outstanding voting stock (the “Requisite Percentage”). The Board of Directors shall determine in good faith whether all requirements set forth in this Section 2(b) have been satisfied and such determination shall be binding on the Company and its shareholders.

(i)

A Special Meeting Request must be delivered to the attention of, or sent by registered mail and received by, the Secretary at the principal executive offices of the Company. A Special Meeting Request shall be valid only if it is signed and dated by each shareholder of record submitting the Special Meeting Request, or such shareholder’s duly authorized agent (each, a “Requesting Shareholder”), collectively representing the Requisite Percentage, and includes (A) a statement of the specific purpose(s) of the Special Meeting and the reasons for conducting such business at the Special Meeting, (B) as to any director nominations proposed to be presented at the Special Meeting, and any matter (other than a director nomination) proposed to be conducted at the Special Meeting, and as to each Requesting Shareholder, the information, statements, representations, agreements and other documents that would be required to be set forth in or included with a shareholder’s notice of a nomination or proposal pursuant to Section 6 of this Article 1, (C) a representation that each Requesting Shareholder, or one or more representatives of each such shareholder, intends to appear in person or by proxy at the Special Meeting to present the proposal(s) or business to be brought before the Special Meeting, (D) an agreement by each Requesting Shareholder to notify the Company promptly in the event of any disposition prior to the record date for the Special Meeting of any shares of voting stock of the Company owned of record or beneficially, and an acknowledgement that any such disposition shall be deemed to be a revocation of such Special Meeting Request to the extent such disposition causes the Requisite Percentage to no longer be satisfied, (E) the number and type of shares of voting stock owned beneficially or of record by each such Requesting Shareholder, and (F) documentary evidence that the Requesting Shareholders in the aggregate own, beneficially and of record, the Requisite Percentage as of the date on which the Special Meeting Request is delivered to the Secretary. In addition, the Requesting Shareholders shall (x) further update and supplement the information provided in the Special Meeting Request, if necessary, so that all information provided or required to be provided therein shall be true and correct as of the record date for the Special Meeting, and such update and supplement (or a written certification that no such updates or supplements are necessary and that the information previously provided remains true and correct as of the record date) shall be delivered to or be mailed and received by the Secretary at the principal executive offices of the Company not later than five (5) business days after the record date for the Special Meeting and (y) promptly provide any other information reasonably requested by the Company.

(ii)

A Special Meeting Request shall not be valid, and a Special Meeting requested by shareholders shall not be held, if (A) the Special Meeting Request does not comply with this Section 2(b), (B) the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law (as determined in good faith by the Board of Directors), (C) the Special Meeting Request is delivered during the period commencing one hundred and twenty (120) days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) thirty (30) days after the first anniversary of the date of the previous annual meeting, (D) an identical or substantially similar item (as determined in good faith by the Board of Directors, a “Similar Item”), other than the election of directors, was presented at an annual meeting or Special Meeting held not more than twelve (12) months before the Special Meeting Request is delivered, (E) a Similar Item was presented at an annual meeting or Special Meeting held not more than one hundred and twenty (120) days before the Special Meeting Request is delivered (and, for purposes of this clause (E), the election of directors shall be deemed to be a “Similar Item” with respect to all items of business involving the election or removal of directors, changing the size of the Board of Directors and the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors), (F) a Similar Item is included in the Company’s notice of meeting as an item of business to be brought before an annual meeting or Special Meeting that has been called but not yet held or that is called for a date within one hundred and twenty (120) days of the receipt by the Company of a Special Meeting Request, or (G) the Special Meeting Request was made in a manner that involved a violation of Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other applicable law.

(iii)

Special Meetings called pursuant to this Section 2(b) shall be held at such place, on such date, and at such time as the Board of Directors shall fix; provided, however, that the Special Meeting shall not be held more than one hundred and twenty (120) days after receipt by the Company of a valid Special Meeting Request.

(iv)

The Requesting Shareholders may revoke a Special Meeting Request by written revocation delivered to the Secretary at the principal executive offices of the Company at any time prior to the Special Meeting. If, at any point following the earliest dated Special Meeting Request, the unrevoked requests from Requesting Shareholders (whether by specific written revocation or deemed revocation pursuant to clause (D) of Section 2(b)(i)), represent in the aggregate less than the Requisite Percentage, the Board of Directors, in its discretion, may cancel the Special Meeting.

(v)

In determining whether a Special Meeting has been requested by the Requesting Shareholders representing in the aggregate at the least the Requisite Percentage, multiple Special Meeting Requests delivered to the Secretary will be considered together only if (A) each Special Meeting Request identifies substantially the same purpose or purposes of the Special Meeting and substantially the same matters proposed to be acted on at the Special Meeting, in each case as determined by the Board of Directors (which, if such purpose is the election or removal of directors, changing the size of the Board of Directors and/or the filling of vacancies and/or newly created directorships resulting from any increase in the authorized number of directors, will mean that the exact same person or persons are proposed for election or removal in each relevant Shareholder Meeting Request), and (B) such Special Meeting Requests have been dated and delivered to the Secretary within sixty (60) days of the earliest dated Special Meeting Request.

(vi)

If none of the Requesting Shareholders appear or send a duly authorized agent to present the business to be presented for consideration specified in the Special Meeting Request, the Company need not present such business for a vote at the Special Meeting, notwithstanding that proxies in respect of such matter may have been received by the Company.

(vii)

Business transacted at any Special Meeting called pursuant to this Section 2(b) shall be limited to (A) the purpose(s) stated in the valid Special Meeting Request received from the Requisite Percentage of record holders, and (B) any additional matters that the Board of Directors determines to include in the Company’s notice of the Special Meeting.

(viii)	Notice of any Special Meeting called pursuant to this Section 2(b) shall be delivered in accordance with Section 4 of this Article 1.”

2.

Except as set forth in this First Amendment to the Bylaws, all other provisions, terms and conditions in the Bylaws will remain in full force and effect. From and after date of this Amendment, any references to the Bylaws in the Bylaws and any other agreements or instruments will be deemed to refer to the Bylaws as amended pursuant to this First Amendment to the Bylaws.

* * * * * * * * *

IN WITNESS WHEREOF, the undersigned Secretary of Xerox Holdings Corporation certifies that the foregoing amendment to the Bylaws was duly adopted by the Board of Directors of Xerox Holdings Corporation.

XEROX HOLDINGS CORPORATION

By:	/s/ Aline G. Haffner
Name:	Aline G. Haffner
Title:	Secretary